(AT&T LOGO)

1995
NOTICE OF
ANNUAL MEETING
AND
PROXY STATEMENT


WEDNESDAY, APRIL 19, 1995
AT 9:30 A.M. LOCAL TIME
WASHINGTON STATE CONVENTION
AND TRADE CENTER
800 CONVENTION PLACE
SEATTLE, WASHINGTON

NOTICE OF MEETING


The 110th Annual Meeting of Shareholders of AT&T Corp. will be held at the Washington State Convention and Trade Center, 800 Convention Place, Seattle, Washington, on Wednesday, April 19, 1995, at 9:30 A.M. local time, for the following purposes:


* To elect directors for the ensuing year (page  );

* To ratify the appointment of auditors to examine the Company's accounts for
the year 1995 (page   );


* To approve the amended and restated McCaw Cellular Communications, Inc.
Employee Stock Purchase Plan (page   );


* To act upon such other matters, including shareholder proposals (beginning
on page    of the accompanying proxy statement), as may properly come before the meeting.


Holders of common shares of record at the close of business on February 28, 1995 will be entitled to vote with respect to this solicitation.



Marilyn J. Wasser
Vice President - Law and Secretary


February 28, 1995

(AT&T LOGO)



AT&T Corp.
32 Avenue of the Americas
New York, NY 10013-2412


Robert E. Allen
Chairman of the Board

February 28, 1995

Dear Shareholder:


It is a pleasure to invite you to your Company's 1995 Annual Meeting in Seattle, Washington, on Wednesday, April 19, beginning at 9:30 A.M. local time, at the Washington State Convention and Trade Center. This will be AT&T's 110th Annual Meeting of Shareholders, and I hope that those who find it convenient will attend.



If you plan to attend the meeting, please keep the admission ticket and map that is attached to the Proxy Card.



The Washington State Convention and Trade Center is fully accessible to disabled persons, and we will provide hearing amplification and sign interpretation for our hearing-impaired shareholders. AT&T products and services will be exhibited and employees representing various business units will be on hand to answer questions before and after the meeting.

Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations.

I look forward to seeing you at the meeting.

Sincerely,

(signature)

AT&T Corp.
Executive Offices
32 Avenue of the Americas
New York, NY 10013-2412


                               PROXY STATEMENT

This proxy statement and the accompanying proxy/voting instruction card (proxy card) are being mailed beginning February 28, 1995, to holders of common shares in connection with the solicitation of proxies by the board of directors for the 1995 Annual Meeting of Shareholders in Seattle, Washington. Proxies are solicited to give all shareholders of record at the close of business on February 28, 1995, an opportunity to vote on matters that come before the meeting. This procedure is necessary because shareholders live in all states and abroad and most will not be able to attend. Shares can be voted only if the shareholder is present in person or is represented by proxy.

When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum.

If you wish to give your proxy to someone other than the Proxy Committee, all three names appearing on the enclosed proxy card must be crossed out and the name of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the meeting by executing a later dated proxy, by voting by ballot at the meeting, or by filing an instrument of revocation with the inspectors of election in care of the Vice President - Law and Secretary of the Company at the above address.

Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

If a shareholder is a participant in the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan ("DRISPP"), the proxy card will represent the number of full shares in the DRISPP account on the record date, as well as shares registered in the participant's name. If a shareholder is a participant in the AT&T Employee Stock Ownership Plan ("ESOP"), AT&T Long Term Savings Plan for Management Employees, AT&T Long Term Savings and Security Plan, AT&T Retirement Savings and Profit Sharing Plan, AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, AT&T Capital Corporation Retirement and Savings Plan, AT&T Capital Corporation

Excess Benefit Plan, AGCS Savings Plan, or AGCS Hourly Savings Plan, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. Shares in ESOP, AT&T Capital Corporation Retirement and Savings Plan, AT&T Capital Corporation Excess Benefit Plan, AGCS Savings Plan, and AGCS Hourly Savings Plan cannot be voted unless the card is signed and returned. If cards representing shares in the remaining plans are not returned, those shares will be voted by the trustees of the plans.


Shares allocated to the accounts of participants in plans of AT&T Global Information Solutions Company (formerly NCR Corporation), a wholly owned subsidiary of AT&T, such as the Corporation Payroll Employee Stock Ownership Plan, the Savings Plan, and the Employees' Profit Sharing Plan (referred to collectively as the "Future Income Plans") may be voted through separate participant direction cards that will be mailed to participants in these plans. If a participant also owns shares outside these plans, the participant must return both the proxy card and the participant direction card. The trustees of these plans will vote the number of shares allocated to a participant's account or accounts under such plans in accordance with the directions on the participant direction card if the card is duly signed and received by
       , 1995. For participants in the Future Income Plans, allocated shares for which the trustee receives no instructions and all unallocated shares will be voted by the trustee.


If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card and mark the appropriate box on the proxy card. Beneficial owners who plan to attend may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to the Manager, AT&T Shareowner Relations, 32 Avenue of the Americas, Room 2415, New York, NY 10013-2412.

Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter.

Highlights of the meeting will be included in the next quarterly report. Information on obtaining a full transcript of the meeting will also be found in that quarterly report.

Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with proxy materials. However, shareholders with multiple accounts may be receiving more than one annual report, which is costly to AT&T and may be inconvenient to these shareholders. Such shareholders may authorize us to discontinue mailing extra reports by marking the appropriate box on the proxy card for selected accounts. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call the AT&T shareholder services number, 1-800-348-8288.

Comments from shareholders about the proxy material or about other aspects of the business are welcome. Space is provided on the proxy card for this purpose. Although such notes are not answered on an individual basis, they are analyzed and used to determine what kinds of additional information should be furnished in various Company publications.


On January 1, 1995, there were               common shares outstanding. Each
common share is entitled to one vote on each matter properly brought before the meeting.


BOARD OF DIRECTORS
The board of directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them each month, and by participating in board and committee meetings.



The board held 10 meetings in 1994; the committees held 26 meetings. The average attendance at the aggregate of the total number of meetings of the board and the total number of committee meetings was 95%.


COMMITTEES OF THE BOARD
The board has established a number of committees, including the Audit Committee, the Compensation Committee, and the Committee on Directors, each of which is briefly described below. Other committees of the board are: the Corporate Public Policy Committee, the Employee Benefits Committee, the Executive Committee, the Finance Committee, and the Proxy Committee (which votes the shares represented by proxies at the annual meeting of shareholders).

The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting; the committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors about these matters. The committee recommends to the board the appointment of the independent auditors, subject to ratification by the shareholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. The committee, which consists of six non-employee directors, met six times in 1994.



The Compensation Committee administers management incentive compensation plans, including stock option plans. The committee makes recommendations to the board with respect to compensation of directors and of the officers as
listed on page   . The committee, which consists of five non-employee
directors, met seven times in 1994.



The Committee on Directors advises and makes recommendations to the board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee, which consists of seven non-employee directors, met two times in 1994. The committee recommended this year's candidates at the January 1995 board meeting.


In recommending board candidates, this committee seeks individuals of proven judgment and competence who are outstanding in their chosen activity; it considers such factors as anticipated participation in board activities, education, geographic location, and special talents or personal attributes. Shareholders who wish to suggest qualified candidates should write to the Vice President - Law and Secretary of the Company at 32 Avenue of the Americas, Room 2420E, New York, NY 10013-2412, stating in detail the qualifications of such persons for consideration by the committee.



COMPENSATION OF DIRECTORS
Directors who are not employees receive an annual retainer of $30,000 and a fee of $1,500 for each board, committee, and shareholder meeting attended. The chairmen of the Audit Committee, Compensation Committee, and Finance Committee each receive an additional annual retainer of $7,500. Other non-employee directors who chair committees receive additional annual retainers of $5,000. Pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors, 15% of the annual retainer for each non-employee director is deferred and credited to a portion of a deferred compensation account, the value of which is measured from time to time by the value of Company common shares (the "AT&T shares portion"). Directors may elect to defer the receipt of all or part of the remainder of their compensation into the AT&T shares portion or the cash portion of the deferred compensation account (the "cash portion"). The AT&T shares portion is credited on each dividend payment date for AT&T common shares with a number of deferred shares of common stock equivalent in market value to the amount of the quarterly dividend on the shares then credited in the accounts. The cash portion of the deferred compensation account earns interest, compounded quarterly, at an annual rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter, plus 5%. Directors who are also employees of the Company or a subsidiary of the Company receive no compensation for serving as directors.


The Company also provides non-employee directors with travel accident insurance when on Company business. A non-employee director may purchase life insurance sponsored by the Company. The Company will share the premium expense with the director; however, all the Company contributions will be returned to the

Company at the earlier of (a) the director's death or (b) the later of age 70 or 10 years from the policy's inception. This benefit will continue after the non-employee director's retirement from the board.

Non-employee directors with at least five years' service are eligible for an annual retirement benefit equal to their annual retainer at retirement. The benefit begins at age 70 and is payable for life.


ELECTION OF DIRECTORS (Item A on Proxy Card)
The Proxy Committee intends to vote for the election of the 15 nominees listed on the following pages unless otherwise instructed on the proxy card. These nominees have been selected by the board on the recommendation of the Committee on Directors. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card. Directors will be elected by a plurality of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Committee on Directors or, if none, the size of the board will be reduced. The Committee on Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

Directors elected at the meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of January 1, 1995.

NOMINEES FOR ELECTION AS DIRECTORS
Robert E. Allen, Chairman and Chief Executive Officer of AT&T since 1988. Director of Bristol-Myers Squibb Co.; Chrysler Corporation; the Federal Reserve Bank of New York; and PepsiCo, Inc. Chairman of The Business Council. Director of AT&T since 1984; Chairman of the Executive and Proxy Committees. Age 59.


M. Kathryn Eickhoff, President of Eickhoff Economics Inc. (economic consultants) since 1987. Associate Director for Economic Policy, U.S. Office of Management and Budget (1985-1987). Director of National Westminster Bancorp Inc.; Tenneco Inc.; and The Upjohn Company. Director of AT&T since 1987; member of the Audit and Corporate Public Policy Committees. Age 55.

Walter Y. Elisha, Chairman since 1983 and Chief Executive Officer since 1981 of Springs Industries, Inc. (textile manufacturing). Director of Springs Industries, Inc. and Cummins Engine Company, Inc. Director of AT&T since 1987; member of the Compensation and Finance Committees and the Committee on Directors. Age 62.

Philip M. Hawley, retired Chairman and Chief Executive Officer of Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) (department stores) (1983-1993). Director of Atlantic Richfield Co.; BankAmerica Corp. and its subsidiary, Bank of America, N.T. & S.A.; Johnson & Johnson; and Weyerhaeuser Company. Director of AT&T since 1982; Chairman of the Compensation Committee; member of the Committee on Directors and the Committee on Employee Benefits. Age 69.


Carla A. Hills, Chairman and Chief Executive Officer of Hills & Company (international consultants) since 1993. United States Trade Representative, Executive Office of the President (1989-1993). Partner in Weil, Gotshal & Manges (law firm) (1986-1989). Director of American International Group; Bechtel Group and its subsidiary, Bechtel Enterprises; Chevron Corp.; and Time Warner Inc. Director of AT&T since 1993; member of the Audit and Corporate Public Policy Committees and the Committee on Directors. Age 60.


Belton K. Johnson, former owner of Chaparrosa Ranch for more than 19 years. Chairman of Belton K. Johnson Interests since 1981. Director of Tenneco Inc. Director of AT&T since 1974; member of the Executive, Corporate Public Policy, and Proxy Committees, and the Committee on Employee Benefits. Age 65.



Drew Lewis, Chairman and Chief Executive Officer of Union Pacific Corporation (transportation, natural resources, and hazardous materials) since 1987. Director of American Express Co.; FPL Group, Inc.; Ford Motor Company; and Union Pacific Corporation. Director of AT&T since 1989; member of the Audit and Corporate Public Policy Committees and the Committee on Directors. Age 63.

Donald F. McHenry, President of IRC Group (international relations consultants) since 1981; University Research Professor of Diplomacy and International Relations, Georgetown University, since 1981. Director of Bank of Boston Corp. and its subsidiary, First National Bank of Boston; Coca-Cola Co.; International Paper Co.; and SmithKline Beecham Corp. Director of AT&T since 1986; Chairman of the Committee on Employee Benefits; member of the Finance Committee. Age 58.

Victor A. Pelson, Executive Vice President of AT&T and Chairman of the AT&T Global Operations Team since 1993; Group Executive, AT&T Communications Services (1989-1993); President, AT&T General Markets Group (1986-1989). Director of Eaton Corp.; and United Parcel Service of America, Inc. Director of AT&T since 1993; member of the Corporate Public Policy Committee. Age 57.


Donald S. Perkins, retired Chairman and Chief Executive Officer of Jewel Companies, Inc. (diversified retailer) (1970- 1980). Director of Aon Corp.; Cummins Engine Company, Inc.; Illinova Corporation; Inland Steel Industries; Kmart Corp.; Springs Industries, Inc.; and Time Warner Inc. Trustee of Northwestern University, the Putnam Funds, and LaSalle Street Fund. Director of AT&T since 1979; Chairman of the Committee on Directors; member of the Executive, Finance, and Proxy Committees and the Committee on Employee Benefits. Age 67.


Henry B. Schacht, Chairman since 1977 and former Chief Executive Officer (1977-1994) of Cummins Engine Company, Inc. Director of Aluminum Company of America; CBS Inc.; The Chase Manhattan Corp. and its subsidiary, The Chase Manhattan Bank, N.A.; and Cummins Engine Company, Inc. Trustee of The Ford Foundation and The Yale Corporation. Director of AT&T since 1981; Chairman of the Corporate Public Policy Committee; member of the Audit Committee. Age 60.

Michael I. Sovern, President Emeritus and Chancellor Kent Professor of Law at Columbia University; President (1980-1993). Director of Chemical Banking Corporation and its subsidiary, Chemical Bank; Orion Pictures Corporation; and Warner- Lambert Company. Director of AT&T since 1984; Chairman of the Audit Committee; member of the Compensation Committee. Age 63.


Franklin A. Thomas, President of The Ford Foundation since 1979. Director of Aluminum Company of America; CBS Inc.; Citicorp and its subsidiary, Citibank, N.A.; Cummins Engine Company, Inc.; and PepsiCo, Inc. Director of AT&T since 1988; member of the Audit and Corporate Public Policy Committees and the Committee on Directors. Age 60.



Joseph D. Williams, retired Chairman and Chief Executive Officer of Warner-Lambert Company. (pharmaceuticals, health care, and consumer products) (1985-1991). Director of Exxon Corp.; J.C. Penney Co., Inc.; Rockefeller Financial Services, Inc.; Rockefeller & Co.; Therapeutic Antibodies Inc.; Thrift Drug, Inc.; Warner-Lambert Company; and The Wyatt Company. Director of AT&T since 1984; Chairman of the Finance Committee; member of the Executive and Compensation Committees. Age 68.



Thomas H. Wyman, Chairman of S.G. Warburg & Co. Inc. since 1992 and Vice Chairman of S.G. Warburg Group PLC (U.K.) since 1993 (investment banking). Chairman of United Biscuits (Holdings) U.S. Ltd. (food products) (1989-1992). William Donaldson Faculty Fellow, Yale University School of Organization and Management (1987-1988). Chairman and Chief Executive Officer of CBS Inc. (1983-1986). Director of General Motors Corporation; S.G. Warburg Group PLC (U.K.) and S.G. Warburg & Co. Inc.; United Biscuits (Holdings) PLC (U.K.); and Zeneca Group PLC (U.K.). Director of AT&T since 1981; member of the Compensation and Finance Committees and the Committee on Directors. Age 65.

STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table sets forth information concerning the beneficial ownership of the Company's common stock as of January 1, 1995, for (a) each director and nominee for director; (b) each of the named officers (the "named officers" as defined in the Compensation Report, herein) not listed as a director; and (c) directors and executive officers as a group. Except as otherwise noted, the nominee or family members had sole voting and investment power with respect to such securities.



                                           Number of Shares
                              Beneficially      Deferral
           Name                Owned (1)       Plans (2)        Total
           (a)
Robert E. Allen                    000,000         00,000         000,000
M. Kathryn Eickhoff                  0,000            000           0,000
Walter Y. Elisha                     0,000            000           0,000
Philip M. Hawley                     0,000            000           0,000
Carla A. Hills                         000            000           0,000
Belton K. Johnson                    0,000             00           0,000
Drew Lewis                           0,000             00           0,000
Donald F. McHenry                      000             00             000
Victor A. Pelson                   000,000              0         000,000
Donald S. Perkins                    0,000             00           0,000
Henry B. Schacht                     0,000            000           0,000
Michael I. Sovern                    0,000             00           0,000
Franklin A. Thomas                   0,000          0,000           0,000
Joseph D. Williams                  00,000             00          00,000
Thomas H. Wyman                      0,000            000           0,000
           (b)
                                   000,000          0,000         000,000

                                      18

                                   Number of Shares
                              Beneficially      Deferral
           Name                Owned (1)       Plans (2)        Total
                                   000,000          0,000         000,000
                                   000,000          0,000         000,000
                                   000,000          0,000         000,000
           (c)
Directors and Executive
  Officers as a Group            0,000,000         00,000       0,000,000

Footnotes
1. No individual director and nominee for director or named officer beneficially owns 0% or more of the Company's outstanding common shares or the common shares of AT&T Capital Corporation, a majority- owned subsidiary of the Company, nor do the directors and executive officers as a group.

2. Share units held in deferred compensation accounts.

3. Includes beneficial ownership of 000,000 shares which may be acquired within 00 days pursuant to stock options and 00,000 restricted shares awarded under employee incentive compensation plans.

4. Mr. Hawley disclaims beneficial ownership of 000 common shares held by Mrs. Hawley.

5. Includes beneficial ownership of 000,000 shares which may be acquired within 00 days pursuant to stock options awarded under employee incentive compensation plans. Mr. Pelson disclaims beneficial ownership of 000 common shares held in a trust of which Mrs. Pelson is a co-trustee and co- remainder beneficiary.

6. Mr. Perkins as an investment company trustee also has shared voting and investment power over 2,979,150 common shares.


7. Includes beneficial ownership of 000,000 shares which may be acquired within 000 days pursuant to stock options and 00,000 restricted shares awarded under employee incentive compensation plans.

8. Includes beneficial ownership of 000,000 shares which may be acquired within 00 days pursuant to stock options awarded under employee incentive compensation plans.

9. Includes beneficial ownership of 000,000 shares which may be acquired within 00 days pursuant to stock options awarded under employee incentive compensation plans.

10. Includes beneficial ownership of 00,000 shares which may be acquired within 00 days pursuant to stock options awarded under employee incentive compensation plans.

11. Includes beneficial ownership of 0,000,000 shares which may be acquired within 00 days pursuant to stock options awarded under employee incentive compensation plans as well as 000,000 shares over which they have sole or shared voting and investment power as trustee.

As required by the Securities and Exchange Commission rules under Section 16 of the Securities Exchange Act of 1934, the Company notes that during 1994 000 directors filed untimely reports on transactions in the Company's common stock as follows:

RATIFICATION OF APPOINTMENT OF AUDITORS


(Item B on Proxy Card)
Subject to shareholder ratification, the board of directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the independent auditors to examine the Company's financial statements for the year 1995. Coopers & Lybrand has audited the Company's books for many years. Your directors recommend that shareholders vote FOR such ratification. Ratification of the appointment of auditors would require a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non- vote, or otherwise) have no impact on the vote. If the shareholders do not ratify this appointment, other independent auditors will be considered by the board upon recommendation of the Audit Committee.


Representatives of Coopers & Lybrand are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

For the year 1994, Coopers & Lybrand also examined the financial statements of the Company's subsidiaries and provided other audit services to the Company and subsidiaries in connection with SEC filings, review of financial statements, and audits of pension plans.


DIRECTORS' PROPOSAL TO APPROVE THE
AMENDED AND RESTATED
McCAW CELLULAR COMMUNICATIONS, INC.
EMPLOYEE STOCK PURCHASE PLAN



(Item C on Proxy Card)
In connection with the merger in September 1994 of a wholly owned subsidiary of AT&T with McCaw Communications, Inc. ("McCaw") whereby McCaw became an AT&T wholly owned subsidiary, AT&T assumed the Amended and Restated McCaw Cellular Communications, Inc. Employee Stock Purchase Plan (the "Plan"). In December 1994, the board adopted the Plan and approved a two-year extension of the Plan through December 31, 1999, subject to AT&T shareholder approval. McCaw has had a stock purchase plan in place for over seven years.



Shares Reserved for the Plan
The Plan provides eligible employees of McCaw with a means to purchase, through payroll deductions, shares of AT&T common stock (the "Common Stock") at a discount, subject to adjustments under certain circumstances such as stock splits, stock dividends, recapitalization or other changes in the outstanding Common Stock. The total number of shares that may be purchased under the Plan is three million, an increase of two million over the number of shares authorized when AT&T assumed the Plan as part of the merger with McCaw.

Eligible Participants
Full-time employees of McCaw or any of its subsidiaries are eligible to participate, on a purely voluntary basis, in the Plan if they meet certain conditions. To be eligible, an employee's customary employment must be greater than both 20 hours per week and five months per calendar year. The employee must also have completed six months of employment and be scheduled to work at least 1,000 hours during the option period. In addition, no employee will be permitted to purchase Common Stock under the Plan at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding. Approximately 8,500 employees would have been eligible to participate as of January 1, 1995.



Material Features of the Plan
Options may be granted each month to eligible employees and will expire on the last trading day of each such month unless they are exercised on that date. Common Stock will be purchased through a participant's payroll deductions at a stated whole percentage from 2% to 10% of compensation, determined by the participant, at a price that shall be an amount equal to 85% of the fair market value of the Common Stock as of the last trading day of each month that the option is outstanding. The fair market value of the Common Stock is determined in relation to market price in accordance with certain procedures set forth in the Plan.



Each eligible employee who elects to participate in the Plan automatically and without any act on his or her part will be deemed to have exercised his or her option on the last trading day of each month if he or she is then employed, to the extent that the amount withheld from his or her compensation under the Plan is sufficient to purchase, at the option price, one or more whole shares of Common Stock. Any balance remaining in an employee's account after payment of the purchase price of those whole shares will be refunded or carried over to the next month at the direction of the employee. All funds received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purpose. No interest on such funds will be credited to or paid to any participant under the Plan.

An option granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution and is exercisable during his or her lifetime only by the employee.


A participant may withdraw from the Plan at any time and the entire amount credited to his or her account will be refunded. If a participant terminates employment, the entire amount credited to his or her account will be used to purchase shares of Common Stock on the last day of the purchase period unless the participant's termination of employment occurs at least three months prior to the end of the purchase period, in which event, the entire amount in his or her account will be refunded. The revocation of the designated subsidiary status of a McCaw subsidiary by which a participant is employed will cause the entire amount credited to the participant's account to be refunded to him or her.



Tax Treatment
The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, an employee who elects to participate in an offering under the Plan will not realize income at the time the offering commences or when the shares purchased under the Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the offering of such shares commences and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the purchase price and (ii) 15% of the fair market value of such shares at the time the offering commenced. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be long-term capital gain or loss. In such event, McCaw (or the subsidiary by which the employee is employed) will not be entitled to any deduction from income.


If any employee disposes of the shares purchased under the Plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, McCaw (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.


An employee who is a nonresident of the United States will generally not be subject to the U.S. Federal Income tax with respect to the shares of Common Stock purchased under the Plan.


Plan Administration and Termination
The Plan provides for administration of the Plan by a committee of the board of directors of McCaw. The board of directors of McCaw may terminate or suspend the Plan at any time and, with the approval of the Senior Vice President--Human Resources of AT&T, amend it in any respect, except that the approval of AT&T shareholders is required for any amendment to increase the number of shares available for purchase under the Plan or to decrease the purchase price. Unless earlier terminated, the Plan will continue in effect until December 31, 1999, except that if at the end of any purchase period the aggregate funds available for purchase of Common Stock would purchase a greater number of shares than is available for purchase, the number of shares that would otherwise be purchased by each participant at the end of the purchase period will be proportionately reduced in order to eliminate the excess. The Plan would then automatically terminate after such purchase period. Upon expiration or termination of the Plan, any amount not applied toward the purchase of Common Stock will be refunded to the participant.


Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding Common Stock. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have the effect of a negative vote. The directors recommend that shareholders vote FOR the approval of the Amended and Restated McCaw Cellular Communications, Inc. Employee Stock Purchase Plan.



OTHER MATTERS TO COME BEFORE THE MEETING


In addition to the matters described above, there will be an address by the Chairman and a general discussion period during which shareholders will have an opportunity to ask questions about the business.


If any matter not described herein should come before the meeting, the Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for shareholder action at the meeting.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee is composed of five independent non-employee directors. The committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to all senior managers of the Company, except that the full board (other than directors who are employees) is responsible for setting and administering salaries and the
annual bonus for the officers listed on page    (the "named officers") based
upon recommendations of the committee. The following report represents the actions of the committee and the board regarding compensation paid to the named officers during 1994.


Compensation Philosophy
The Company's compensation programs are designed to link executives' compensation to the performance of the Company. For example, the Chairman's annual bonus and long-term awards are performance driven incentives and account for 77% of his total compensation structure. The other named officers have approximately 70% of their total compensation at risk in performance driven incentive plans. We target executive competitive compensation levels at the mean of a select group of large, market-focused, progressive companies with whom we compete for senior executive talent. The Company's competitors for executive talent are not necessarily the same companies that would be included in a peer group established to compare shareholder returns because the company requires skills and perspectives from a broader range of backgrounds. Thus, the comparable companies for purposes of executive compensation are not the same as the peer group index used in the Five-Year Performance Comparison graph included in this proxy statement.



The target executive compensation levels determined with reference to the comparable market survey sample described above require that the compensation paid to the Company's top five officers exceed the qualifying compensation limit for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended; therefore the Company has taken steps to mitigate the negative impact of this IRS provision on the shareowners. For example, our short-term and long-term incentive plans qualify for exemption as shareholder approved performance driven plans, and we have a salary and incentive deferral plan in place.

The committee has developed executive compensation governing principles that provide guidance in the design and operation of the senior management compensation plans. These principles address key areas of AT&T senior executive compensation policy such as the identification of the markets to be surveyed, and the degree of flexibility of the compensation programs to facilitate strategic executive hires in global markets.



The committee also has developed governing principles for review of officer performance. These guidelines ensure that a process is in place that links executive officer compensation to corporate performance levels. This review process identifies the necessary steps to design, approve, and implement the AT&T senior executive compensation programs.


The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus and (2) a long-term component, i.e., performance shares, stock options, and restricted stock. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chairman of the Board and CEO, Mr. Allen, are described below.

(1) Annual Component: Base Salary and Annual Bonus

Base Salary: Base salaries for executive officers are determined with reference to a position rate for each officer. Annually, these position rates are determined by evaluating the responsibilities of the position and comparing it with other executive officer positions in the marketplace. Annual salary adjustments are determined by the Company's performance and the individual's contribution to that performance. For those executive officers responsible for particular business units, the financial and non-financial results (e.g., recognition within respective industries) of their business units are also considered.


The committee presents the salary recommendations to the board for the named officers. While there are no individual performance matrices or pre-established weightings given to each factor, these salary recommendations are based on performance criteria such as:


* financial performance with a balance between long- and short-term earnings and revenue growth,

* long-term strategic decisions,

* initiatives to globalize the Company,

* development of the leadership team,

* response to a rapidly changing competitive environment, and

* relative position to salary structure.


Annual Bonus: The annual bonus for the Chairman and the named officers is dependent on the Company's performance relative to pre-set financial, employee, customer, and individual performance targets. The financial target is based on Economic Value Added ("EVA"), which measures the return on investment that enhances shareholder value. Employee attitudes are measured by an index called People Value Added ("PVA"). There are two components of the measurement: leadership of people and diversity. Components of this measurement are derived from an annual employee survey that measures employee perceptions of executive behavior such as: sharing roles and responsibilities, leadership, empowerment, and respect for individuals. The customer measure is Customer Value Added ("CVA") and it measures the relative value that customers perceive when our products are compared with those of our competitors. Targets for these measures were reviewed and approved by the committee. Payments under the Company's annual incentive plan are tied to the Company's level of achievement of the annual EVA, PVA, and CVA targets, which comprise approximately 00% of the annual bonus. Individual performance awards are based on individual achievement considering the same factors as those used for base salary and comprise approximately 00% of the annual bonus. Award targets are related to survey results of comparable companies and are based on a percent of base salary. Actual awards to individuals are reviewed by the committee and presented to the board for approval.


(2) Long-Term Component: Performance Shares, Stock Options, and Restricted
Stock

To align shareholder and executive officer interests, the long- term component of the Company's executive compensation program uses grants whose value is related to the value of Company common shares. Grants of performance shares, stock options, and restricted stock are made under the AT&T 1987 Long Term Incentive Program which was approved by the shareholders. Historically, performance shares and stock options have been granted annually based on position rate, while restricted stock awards are granted on a selective basis. The size of annual performance share and stock option award levels are related to survey results of comparable companies in the marketplace. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels. Our target is to deliver half of this long-term incentive value via performance shares and half via stock options. The awards provide rewards to executives upon creation of incremental shareowner value and the attainment of long-term goals.


Performance Shares: Performance shares, which are awards of units equivalent in value to AT&T common shares, are awarded annually in numbers based on an executive's position rate. Payout of 0% to 150% of such performance shares is made in the form of cash and/or AT&T common shares at the end of a three-year performance period based on the Company's return-to-equity ("RTE") performance compared with a target.

Stock Options: Stock options are granted annually to executive officers also in numbers based on their position rate. Like performance shares, the magnitude of such awards is determined annually by the committee. Stock options are granted with an exercise price equal to or greater than the fair market value of AT&T common shares on the day of grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Company common shares occurs over a specified number of years.

Restricted Stock: Restricted stock awards are granted occasionally to executive officers under the AT&T 1987 Long Term Incentive Program. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law.

CEO Compensation
During 1994, the Company's most highly compensated officer was Robert E. Allen, Chairman of the Board and CEO. Mr. Allen's 1994 performance was reviewed by the committee, which made recommendations to the board concerning the annual component (base salary and annual bonus) and approved the long-term component (performance shares, stock options, and restricted stock) of his compensation. These actions were predicated on the considerations discussed below.



A substantial portion of Mr. Allen's short-term incentive compensation is based on measurements of success with our three key stakeholders:
shareholders, customers, and employees.



The shareholder element was measured by success relative to an EVA target for the year of $0 billion. Final results for 1994 indicate that this target was exceeded. The 1994 employee survey results for PVA measurement targets were met: significant improvements were realized in areas of leadership, empowerment, and respect for individuals. During 1994, the CVA target of making significant progress in implementing a Company-wide customer satisfaction measurement program was also met. This work will continue in 1995.



An AT&T performance share payout was made in 1994 based on an aggressive average RTE target for the performance period from 1991 to 1993. The actual average return achieved was 00.0% of the targeted RTE target and these results yielded a payout of 00.0% of the performance shares awarded to Mr. Allen at the beginning of 1991.



In addition to leading the Company through its most financially successful year since divestiture and achieving his employee and customer satisfaction targets, Mr. Allen strengthened the Company's global position by entering into a number of alliances that complement our technology, speed time to market and extend the reach of our services. The completion of our acquisition of McCaw Cellular Communications, Inc., places AT&T in the fastest growing segment of our industry. In addition, the Company has regained market share in the intensely competitive consumer communications services and held our own in our business communications services market.
Market share in our equipment
business has been increased with the winning of major contracts in the United States and abroad. More evidence of the Company's success was manifest in AT&T's third Malcolm Baldrige National Quality Award. In these and other accomplishments, Mr. Allen continues to strengthen the confidence and dedication of employees and to position the Company to share in the future growth of our industry.


The Compensation Committee

Philip M. Hawley, Chairman
Walter Y. Elisha
Michael I. Sovern
Joseph D. Williams
Thomas H. Wyman

SUMMARY COMPENSATION TABLE



                                 Annual Compensation(2)             Long-Term Compensation(2)
                                                                       Awards            Payouts
                                                      Other                                            All
                                                     Annual    Restricted                             Other
Name and                                             Compen-      Stock     Options/      LTIP       Compen-
Principal                    Salary      Bonus      sation(3) Award(s)(4)     SARs     Payouts(5)   sation(6)
Position (1)        Year       ($)        ($)          ($)         ($)         (#)         ($)         ($)
Robert E. Allen
  Chairman of the    1994  0,000,000   0,000,000      000,000           0     00,000    0,000,000     000,000
  Board and CEO      1993    000,000   0,000,000      000,000           0     00,000    0,000,000     000,000
                     1992    000,000   0,000,000      000,000           0     00,000(0) 0,000,000     000,000
                     1994    000,000     000,000       00,000           0     00,000      000,000      00,000
                     1993    000,000     000,000       00,000           0     00,000      000,000      00,000
                     1992    000,000     000,000       00,000           0     00,000(0)   000,000      00,000
                     1994    000,000     000,000      000,000           0     00,000      000,000      00,000
                     1993    000,000     000,000      000,000           0     00,000      000,000      00,000
                     1992    000,000     000,000      000,000           0     00,000      000,000      00,000
                     1994    000,000     000,000       00,000           0     00,000      000,000      00,000
                     1993    000,000     000,000       00,000           0     00,000      000,000      00,000
                     1992    000,000     000,000       00,000           0     00,000(0)   000,000      00,000
                                                                                                       00,000
                     1994    000,000     000,000       00,000           0     00,000      000,000      00,000
                     1993    000,000     000,000       00,000           0     00,000      000,000      00,000
                     1992    000,000     000,000       00,000           0     00,000(0)   000,000

Footnotes


1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.


2. Compensation deferred at the election of named officers is included in the category (e.g., bonus, LTIP payouts) and year it would have otherwise been reported had it not been deferred.

3. Includes (a) payments of above-market interest on deferred compensation,
(b) dividend equivalents paid with respect to long-term performance shares prior to end of three-year performance period, or other earnings on long-term incentive compensation paid during the year, (c) tax payment reimbursements, and (d) the value of personal benefits and perquisites ( had personal benefits and perquisites in 199 of $00,000). No disclosure is
required in this column for fiscal years ended before          00, 199.


4. On          00, 199, the number and value of all outstanding grants of restricted stock held by named officers were as follows: Mr. Allen 00,000/$0,000,000.

5. Includes distribution in 199 to Messrs. Allen,
       , and of performance shares whose three-year performance period ended
         00, 199. The value of 00,000 AT&T Restricted Shares which vested in 199 is also reflected in Mr. Allen's payout for that year.


6. In 199, includes (a) Company contributions to savings plans (Mr. Allen $0,000; $0,000; $0,000; $0,000; and $0,000), (b) dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis (Mr. Allen $00,000; $00,000; $00,000; $00,000; and $00,000), (c) payments equal to lost Company savings match caused by IRS limitations (Mr. Allen $00,000; $00,000; $00,000, and $00,000) and (d) a $00,000 deferred hiring bonus for . No disclosure is
required in this column for fiscal years ended before          00, 199.



7. became an executive officer of the Company in 199; therefore his compensation for 199 and 199 is not required to be disclosed.

FIVE-YEAR PERFORMANCE COMPARISON

The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the S&P 500 Stock Index and a Peer Group((1))



                   AT&T          S&P 500           Peer Group
                                 COMP LTD
1989               100           100               100
1990               69            94                97
1991               93            101               128
1992               124           105               136
1993               131           127               150
1994               126           132               148



Assumes $100 invested on December 31, 1989 in AT&T Common Stock, the S&P 000 Index and Peer Group Common Stock
Total Shareholder Returns Assume Reinvestment of Dividends



Footnote
1. The peer group comprises the largest companies worldwide which compete against the Company in its two industry segments of information movement and management, and financial services and leasing. None of the companies competing with AT&T in information movement and management offers a fully comparable range of products and services, although each is widely recognized as a competitor of AT&T. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The members of the peer group are as follows: American Express Company; Ameritech Corporation; Apple Computer, Inc.; Bell Atlantic Corporation; BellSouth Corporation; Cable & Wireless p.l.c.; Digital Equipment Corp.; GTE Corporation; Hewlett-Packard Co.; Intel Corp.; International Business Machines Corporation; ITT Corporation; L. M. Ericsson Telefonaktiebolaget; MCI Communications Corp.; Motorola, Inc.; NEC Corp.; Northern Telecom Limited; NYNEX Corporation; Pacific Telesis Group; SBC Communications Inc.; Sprint Corporation; Texas Instruments Incorporated; U S WEST, Inc.; and Xerox Corporation.

                            OPTION GRANTS IN 1994



                                                     Individual Grants
                                                                                          Grant
                                          % of Total                                       Date
                           Options          Options       Exercise                       Present
                         Granted (1)      Granted to       Price       Expiration       Value (2)
Name                         (#)          Employees        ($/Sh)         Date             ($)
Robert E. Allen                 00,000             0.0      00.0000          0-0-00         000,000
                                00,000             0.0      00.0000          0-0-00         000,000
                                00,000             0.0      00.0000          0-0-00         000,000
                                00,000             0.0      00.0000          0-0-00         000,000
                                00,000             0.0      00.0000          0-0-00         000,000

Footnotes

1. Options become exercisable one year after the grant date.

2. In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: for all grants the option term is assumed to be seven years; for options with an exercise price of $00.0000 the assumptions were volatility at .196, dividend yield at 0.00% and interest rate at 0.00%; for options with an exercise price of $00.00 the assumptions were volatility at .0000, dividend yield at 0.00% and interest rate at 0.00%; and for options with an exercise price at $00.000 the assumptions were volatility at .0000, dividend yield at 0.00% and interest rate at 0.00%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period.

AGGREGATED OPTION/STOCK APPRECIATION RIGHTS
("SAR") EXERCISES IN 1994 AND YEAR-END VALUES


                                                                                   Value of
                                                              Unexercised        In-the-Money
                                                             Options/SARs        Options/SARs
                                                            at Year End (#)     at Year End ($)
                   Shares Acquired                           Exercisable/        Exercisable/
Name               on Exercise (#)    Value Realized ($)     Unexercisable       Unexercisable
Robert E.
  Allen                          0                     0            000,000/           0,000,000/
                                                                    000,000              000,000
                            00,000               000,000            000,000/           0,000,000/
                                                                    000,000              000,000
                                 0                     0             00,000/             000,000/
                                                                     00,000               00,000
                            00,000               000,000            000,000/           0,000,000/
                                                                    000,000              000,000
                                 0                     0             00,000/           0,000,000/
                                                                    000,000            0,000,000


LONG-TERM INCENTIVE PLANS--AWARDS IN 1994


                                                              Estimated Future Payouts
                                                               of Performance Shares
                                        Performance            Under Non-Stock Price
                       Number of       Period Until                Based Plan (1)
                       Performance      Maturation       Threshold     Target      Maximum
Name                     Shares          or Payout          (#)          (#)         (#)
Robert E. Allen             00,000        1994-1996          0,000      00,000        00,000
                            00,000        1994-1996          0,000      00,000        00,000
                             0,000        1994-1996          0,000       0,000        00,000
                             0,000        1994-1996          0,000       0,000        00,000
                             0,000        1994-1996          0,000       0,000       00,000

Footnotes


1. Payout of awards is tied to achieving specified levels of return-to-equity ("RTE"). The target amount will be earned if 000% of the targeted RTE rate is achieved. The threshold amount will be earned at the achievement of 00% of the targeted RTE rate and the maximum award amount will be earned at achieving 000% of the targeted RTE rate. If less than 00% of the targeted RTE rate is achieved, an award payout will not be earned. Awards will be distributed as common stock of the Company, or as cash in an amount equal to the value of those shares, or partly in common stock and partly in cash.

PENSION PLANS


The Company maintains the AT&T Management Pension Plan, a non-contributory pension plan which covers all management employees, including Messrs. Allen, , , , , and . The normal retirement age under this plan is 65; however, retirement before age 65 can be elected under certain conditions.



Under the AT&T Management Pension Plan, annual pensions are computed on an adjusted career average pay basis. The adjusted career average pay formula is the sum of (a) 1.6% of the average annual pay for the six years ending December 31, 1992, times the number of years of service prior to January 1, 1993, plus (b) 1.6% of pay subsequent to December 31, 1992. Only the basic salary is taken into account in the formula used to compute pension amounts. As a result of an amendment to the plan in 1989, an enhanced pension benefit is available to certain eligible employees. The enhanced pension benefit, which is calculated as of December 31, 1989, by adding five to the age and number of years of service of these employees, remains in effect until the employee's actual age, service, and compensation yield a greater pension benefit.

The Company also maintains the AT&T Non-Qualified Pension Plan. Under the
plan, annual pensions for Messrs. Allen, , , and      and other senior managers
are computed based primarily on actual annual bonus awards under the Company's Short Term Incentive Plan. Pension benefits under this plan will generally commence at the same time as benefits under the AT&T Management Pension Plan. The annual pension amounts payable under this plan are equal to the greater of the amounts computed under the Basic or Alternate Formula described below.


Basic Formula:
The sum of (a) 1.5% of the average of the actual annual bonus awards for the three-year period ending December 31, 1989, times the number of years of service prior to January 1, 1990, plus (b) 1.6% of the actual annual bonus awards subsequent to December 31, 1989.

Alternate Formula:
The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to retirement minus the AT&T Management Pension Plan amount. For purposes of this formula, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income used for purposes of the AT&T Management Pension Plan, plus the income figure used for purposes of the basic formula, by the employee's actual term of employment at retirement. The covered compensation base used in this formula is the average of the maximum wage amount on which an employee was liable for social security tax for each year beginning with 1958 and ending with 1993. In 1994, the covered compensation base was $24,600.



In 1993, an Alternative Minimum Formula ("AMF"), applicable to active senior managers with five years of service who are participants in the AT&T Non-Qualified Pension Plan as of December 31, 1993, was established. The annual pension amount payable under the AMF is equal to the greater of the amounts computed under formulas A and B plus an additional percent increase factor as described below:


Formula A:
The sum of (a) 1.5% of the average of the total compensation for the three-year period ending December 31, 1992, times the number of years of service prior to January 1, 1993, plus (b) 1.6% of the total compensation from January 1, 1993, to December 31, 1993. For purposes of this Formula A, total compensation shall be basic salary plus actual annual bonus awards. The pension amounts resulting from this Formula A will be reduced to reflect retirements prior to age 55.



Formula B:
The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to December 31, 1993. For purposes of this Formula B, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income used for purposes of Formula A, by the employee's actual term of employment to December 31, 1993. The covered compensation base used in this Formula B is the average of the maximum wage amounts on which an employee was liable for social security tax for each year beginning with 1958 and ending with 1993. In 1994, the covered compensation base was $24,600. The pension amounts resulting from this Formula B will be reduced to reflect retirements prior to age 60.



An additional percent increase factor based on age and service is applied to the pension amount resulting from the higher of Formula A or B. The total AMF pension results in a fixed benefit and such amount is reduced by the amount payable under the AT&T Management Pension Plan. It is anticipated that after 1997, a senior manager's normal pension increases resulting from additional age and service as well as possible future pension plan amendments could cause the regular accrued pension benefit to exceed the fixed AMF benefit. Pensions resulting from the AMF will be payable under the AT&T Non-Qualified Pension Plan.

As part of their employment agreements, the Company entered into supplemental
pension arrangements with Messrs.      and      . Pursuant to such
arrangements, if employment is terminated on or after age 00 for any reason other than Company-initiated termination for "cause," as defined, these executive officers will be entitled to immediate pension benefits based on the higher of (1) a pension determined by their actual net credited service and calculated under the then-existing Company qualified and non- qualified pension formulas, but without reference to age and service eligibility requirements, or (2) a fixed minimum monthly pension schedule which, for Mr.
     , ranges from $00,000 at age 00 to $00,000 at age 00 and, for Mr.      ,
ranges from $00,000 at age 00 to $00,000 at age 00. Pension benefits payable under these arrangements will be paid out of the Company's operating income, and will be offset by all amounts actually received by the executive officers under any other Company qualified or non-qualified retirement plan or
arrangement. In addition, Messrs.       and       will be entitled to certain
other post-retirement benefits that
are generally made available to retired executive officers and service pension-eligible senior managers from time to time.


In the event Mr.         employment is terminated by the Company for any
reason other than for "cause," as defined, prior to age 00, he will be eligible for a severance benefit equal to 000% of his then base salary under the provisions of his employment agreement.



Senior managers (including Messrs. and ) and certain other management employees who are hired at age 35 or over are covered by a supplemental AT&T Mid Career Pension Plan. For specified managers retiring with at least five years in level, the plan provides additional pension credits equal to the difference between age 35 and their maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at approximately one-half the rate in the AT&T Management Pension Plan.


Pension amounts under either the AT&T Management Pension Plan, the AT&T Non-Qualified Pension Plan, or the AT&T Mid Career

Pension Plan are not subject to reductions for social security benefits or other offset amounts. If Messrs. Allen, , and continue in the positions given above and retire at the normal retirement age of 00, the estimated annual pension amounts payable under the AT&T Management Pension Plan and the AT&T Non-Qualified Pension Plan would be $0,000,000, $000,000, and $000,000, respectively. For Messrs. , and , the estimated annual pension amounts payable under the above three plans would be $000,000, $000,000, and $000,000, respectively. Amounts shown are straight-life annuity amounts not reduced by a joint and survivorship provision which is available to these officers named.

The Company has reserved the right to purchase annuity contracts to satisfy its unfunded obligations to any of these officers under the AT&T Non-Qualified Pension Plan. In the event the Company purchases an annuity contract for any officer, the pension payments for such officer will vary from that set forth above. Then there would be a tax gross-up payment to the officer and annuity benefits paid by the annuity provider will be reduced to offset the tax gross-up payment. The after-tax pension benefit will be the same as the after-tax benefit the participant would otherwise have received under the AT&T Non-Qualified Pension Plan.

OTHER INFORMATION


A Directors' and Officers' Liability Policy was renewed effective July 1, 1994, with Lloyds of London and other carriers. The policy insures AT&T for certain obligations incurred in the indemnification of its directors and officers under New York law or under contract and insures directors and officers when such indemnification is not provided by AT&T. The one-year policy's cost is $1,600,000.



The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company and of its subsidiaries may solicit proxies in person or by telephone. The Company also has retained Morrow & Co. to aid in the solicitation of proxies, at an estimated cost of $18,000 plus reimbursement of reasonable out-of- pocket expenses.


The above notice and proxy statement are sent by order of the board of directors.

Marilyn J. Wasser
Vice President - Law and
Secretary


Dated: February 28, 1995

(AT&T LOGO)


AT&T Corp.
32 Avenue of the Americas
New York, NY 10013-2412

(Recycled Logo)
Recycled
Paper

(AT&T LOGO)

PROXY


                                   AT&T Corp.
                  32 Avenue of the Americas, New York, NY 10013
                      This proxy is solicited on behalf of
        the Board of Directors for the Annual Meeting on April 19, 1995.

The undersigned hereby appoints R.E. Allen, B.K. Johnson and D.S. Perkins and each of them, proxies, with powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in AT&T Corp. at the annual meeting of shareholders to be held at Washington State Convention and Trade Center in Seattle, Washington, at 9:30 a.m. on April 19, 1995, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card. If no directions are given, the proxies will vote for the election of all listed nominees, in accord with the Directors' recommendations on the other subjects listed on the other side of this card and, at their discretion, on any other matter that may properly come before the meeting. (If you have indicated any changes or voting limitations on this side of the card, please mark the "comment" box on the other side.)

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the various employee stock purchase and savings plans as described in the proxy statement. Your vote for the election of Directors may be indicated on the other side. Nominees are--R.E. Allen, M.K. Eickhoff, W.Y. Elisha, P.M. Hawley, C.A. Hills, B.K. Johnson, D. Lewis, D.F. McHenry, V.A. Pelson, D.S. Perkins, H.B. Sohacht, M.I. Sovern, F.A. Thomas, J.D. Williams, and T.H. Wyman. Please sign on the other side and return promptly to P.O. Box 8872, Edison, NJ 08818-9241. If you do not sign and return a proxy, or attend the meeting and vote by ballet, your shares cannot be voted.

Comments:

(If you have written in the above space, please mark the "comment" box on the other side of this card.)

Please mark your vote with an X.


Directors recommend a vote "FOR"

                              FOR ALL                 WITHHELD
                              nominees                FROM ALL
                                                      nominees
A. Election of
   Directors
   (page 0)                      ( )                     ( )

                            FOR ALL EXCEPT the following nominees
                                 FOR      AGAINST      ABSTAIN
B. Ratification
   of Auditors
   (page 00)                     ( )        ( )          ( )

                                 FOR      AGAINST      ABSTAIN
C. McCaw Employee                ( )        ( )          ( )
   Stock Purchase
   Plan (page 00)

Directors recommend a vote "AGAINST"
  the shareholder proposals regarding
                                 FOR      AGAINST      ABSTAIN


SIGNATURE(S)  DATE , 1995

Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.